Exhibit 5.2

Amsterdam, March 17, 2005
NautaDutilh N.V.
Postbus 7113
1007 JC Amsterdam
Strawinskylaan 1999
1077 XV Amsterdam
T +31 20 71 71 000
F +31 20 71 71 111
New Skies Satellites B.V.
Rooseveltplantsoen 4
2517 KR Den Haag
The Netherlands

Ladies and gentlemen,

This opinion letter is rendered to you in order to be filed as an exhibit to the registration statement on Form S-4 filed with the Securities and Exchange Commission on or about March 17, 2005 (the “Prospectus”).

We have acted as your special legal counsel as to Netherlands Law in connection with the issuance by New Skies Satellites B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organised under the laws of the Netherlands (the “Company”) of $ 160,000,000 aggregate principal amount of Senior Floating Rate Notes due 2011 and $ 125,000,000 aggregate principal amount of 9 1/8% Senior Subordinated Notes due 2012 (together the “Exchange Notes”) under Senior Indentures between the Company and U.S. Bank National Association dated November 2, 2004 (the “Senior Indentures”). The Exchange Notes will be issued by the Company in exchange for $ 160,000,000 aggregate principal amount of its outstanding Senior Floating Rate Notes due 2011 and $ 125,000,000 aggregate principal amount of its outstanding 9 1/8% Senior Subordinated Notes due 2012 (together the “Existing Notes”).

NautaDutilh N.V. has its seat at Rotterdam, The Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out under a contract for professional services (“overeenkomst van opdracht”) with NautaDutilh N.V., subject to the general conditions of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.

ABN AMRO Bank 46.69.93.293; Fortis Bank 64.21.43.218; Postbank 50296; Account Name: Stichting Beheer Derdengelden Advocatuur NautaDutilh.

This opinion letter is addressed solely to you. It may only be relied upon by you in connection with the Prospectus and by Simpson Thacher & Bartlett LLP in connection with the delivery of its opinion letter to the Company in connection with the Prospectus. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Senior Indentures or any document reviewed in connection with this opinion letter, except as expressly confirmed in this opinion letter. Its contents may not be quoted, otherwise included, summarised or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience or reference only and are not to affect its construction or be taken into consideration in its interpretation.

In rendering the opinion expressed herein, we have exclusively reviewed and we have relied on the Corporate Documents, the Senior Indentures and Prospectus and we have assumed that the Senior Indentures have been entered into and the Existing Notes issued thereunder have been, and the Exchange Notes will be issued thereunder, for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review. We have assumed that the information in the Prospectus is not incorrect or incomplete in any material respect and is not misleading.

This opinion letter sets out our opinion on certain matters of Netherlands Law as at today’s date and the opinion and statements expressed in this opinion letter are limited in all respects to, and are to be construed and interpreted in accordance with, Netherlands Law. Unless otherwise specifically stated herein, we do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organisation, except insofar as such rules are directly applicable in the Netherlands, nor do we express any opinion on Netherlands or European competition law or tax law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with, or to notify or inform you of, any developments and/or changes under Netherlands Law subsequent to today’s date.

This opinion letter may only be relied upon on the condition that you accept that the legal relationship between yourselves and NautaDutilh N.V. is governed by Netherlands Law and that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts at Amsterdam, the Netherlands.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that, to the extent applicable, at the Signing Date and as of the day of this opinion:

a.                                       all documents reviewed by us as originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals thereof and such originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same;

b.                                      no defects attach to the incorporation of the Company (aan zijn totstandkoming kleven geen gebreken) and the Deed of Incorporation, the Articles of Association and the Current Articles of Association have been executed on the basis of a valid declaration of no objection (verklaring van geen bezwaar) by a civil law notary (notaris), who had the power and authority to execute such deeds and such deeds complied respectively comply with Netherlands Law (voldoen aan de eisen der wet);

c.                                       the Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) had its assets placed under administration (onder bewind gesteld), or (iv) been declared bankrupt (failliet verklaard), granted a suspension of payments (surséance van betaling verleend) or (v) been made subject to similar insolvency proceedings in other jurisdictions. The Extract and the Current Extract support items (i) through (iv) of this assumption as at the Signing Date and the date of this opinion respectively. Our inquiries of today over the telephone with the Bankruptcy Clerk’s Office support items (i) through (iv) of this assumption as at the date of this opinion. However, this information does not constitute conclusive evidence that the events set out in items (i) through (iv) have not occurred as of the day of this opinion;

d.                                      to the extent that the Company’s works council (ondernemingsraad) is entitled, pursuant to the Netherlands Works Councils Act (Wet op de ondernemingsraden), to render advice on the decision of the Company to issue the Existing Notes and the Exchange Notes and to enter into the Senior Indentures or otherwise, such advice was requested and rendered in compliance with the applicable conditions and requirements of the Netherlands Works Councils Act and the Company’s work council has rendered its unconditional positive advice or waived its rights to render such advice;

e.                                       the Minutes are in full force and effect, correctly reflect the resolutions stated in the Minutes and the factual statements made in the Minutes are complete and correct;

f.                                         the Senior Indentures have been signed by an Attorney;

g.                                      the Power of Attorney (i) is in full force and effect, and (ii) validly authorises the person or persons purported to be granted power of attorney, to represent and bind the Company vis-à-vis the other parties to the Senior Indentures with regard to the transactions contemplated by and for the purposes stated in the Senior Indentures under any applicable law other than Netherlands Law;

h.                                      the Company has no conflict of interest with any of its managing directors (bestuur) with respect to the issuance of the Existing Notes and the Exchange Notes and the entering into the Senior Indentures or, if there is a conflict of interest, it has been timely and adequately disclosed to the general meeting of shareholders of the Company and the general meeting of shareholders has not appointed any other person than the managing directors of the Company to represent the Company;

i.                                          to the extent the Company qualifies as a credit institution (kredietinstelling) under the CSSA, the Company is in compliance with the applicable conditions and requirements set out in Articles 2, 3 and 4 of the Exemption Regulation;

j.                                          any offer of Existing Notes and the Exchange Notes has been and will be made in accordance with the selling restrictions as included in the Prospectus on page iii under caption “Notice to all Offerees” and any documents or advertisements in which a forthcoming offering of Existing Notes or Exchange Notes is or was publicly announced will include such selling restrictions; and

k.                                       the Senior Indentures have not or have not been (i) terminated, amended, modified or declared null and void, or (ii) novated, assigned or transferred, on or after the Signing Date.

Based upon and subject to the foregoing and assuming that the assumptions referred to under a to and including j above were true and accurate at the Signing Date and are so at the date hereof and subject to the qualifications set forth herein and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.               The Company has been duly incorporated and is validly existing as a besloten vennootschap met beperkte aansprakelijkheid (private company with limited liability).

Corporate Power

2.               The Company had the corporate power to enter into the Senior Indentures and has the corporate power to issue the Exchange Notes. The Company did not violate any provision of the Articles of Association or Netherlands Law by entering into the Senior Indentures and does not violate the Current Articles of Association by issuing the Exchange Notes.

Corporate Action

3.               The Company has taken all corporate action required by the Articles of Association and Netherlands Law in connection with entering into the Senior Indentures and has taken all corporate action required by its Current Articles of Association and Netherlands Law in connection with the issuance of the Exchange Notes.

Due Execution

4.               The Senior Indentures have been validly signed on behalf of the Company.

No Violation of Law

5.               Entering into the Senior Indentures by the Company did not and the issuance of the Exchange Notes by the Company under the Senior Indentures does not in itself violate Netherlands Law.

The opinions expressed above are subject to the following qualifications:

A.                                   As Netherlands lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Senior Indentures under the applicable law and the obligations of the parties to the Senior Indentures and we have made no investigation of such meaning and purport. Our review of the Senior Indentures and of any other documents subject or expressed to be subject to any law other than Netherlands Law has therefore been limited to the terms of such documents as they appear to us on their face.

B.                                     The information contained in the Extracts does not constitute conclusive evidence of the facts reflected in it.

C.                                     Pursuant to Article 2:207c NCC, a private company with limited liability may not grant loans (leningen verstrekken), provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen).

D.                                    Pursuant to Article 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its receiver in bankruptcy (curator) if the objects of such entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of such objects in the articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction.

E.                                      The enforceability of the obligations of the Company under the Senior Indentures against the Company in the Netherlands may be limited or affected by:

a.               any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of creditor’s rights generally; and

b.              the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available to receivers in bankruptcy or creditors in other jurisdictions;

c.               claims based on tort (onrechtmatige daad); and

d.              sanctions implemented or effective in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet Economische Delicten) or European Community Regulations.

F.                                      A power of attorney or mandate granted by the Company:

a.               can only be made irrevocable to the extent that its object is the performance of legal acts in the interests of the attorney or a third party. The competent Netherlands courts may at the request of the principal cancel the irrevocable quality of the power of attorney for compelling reasons; and

b.              will terminate upon the bankruptcy or become ineffective upon the suspension of payments of the principal and, unless otherwise provided, the attorney.

We consent to the filing of this opinion as an exhibit to the registration statement on Form S-4 and further consent to the reference to our firm in the registration statement on Form S-4 under the section “Legal Matters”.

Yours faithfully,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

EXHIBIT A

LIST OF DEFINITIONS

“Articles of Association”	the articles of association of the Company dated October 29, 2004

“Attorney”	Mees Pierson Intertrust B.V. and/or Mr. Kamhawi

“Bankruptcy Clerk’s Office”	the Amsterdam Court Bankruptcy Clerk’s offices (faillissementsgriffie van de rechtbank te Amsterdam)

“Commercial Registers”

the The Hague Chamber of Commerce

Commercial Registers (handelsregisters

 gehouden door de Kamer van

Koophandel en Fabrieken voor

Haaglanden)  or the Amsterdam Chamber

of Commerce Commercial Registers

(handelsregisters gehouden door de

Kamer van Koophandel en Fabrieken te

Amsterdam) as the case may be

“Company”	New Skies Satellites B.V.

“Corporate Documents”	the documents listed in Exhibit B
`
“CSSA”	the Credit System Supervision Act 1992 (Wet toezicht kredietwezen 1992)

“Current Articles of Association”	the current articles of association of the Company dated December 7, 2004

“Current Extract”	the certified extract from the Commercial Registers, relating to the Company dated March 17, 2005

“Deed of Incorporation”	the deed of incorporation (akte van oprichting) of the Company, dated December 18, 1997

“Exchange Notes”	has the meaning as defined on the first page of this legal opinion

“Exemption Regulation CSSA”	the Exemption Regulation CSSA 1992 (Vrijstellingsregeling Wtk 1992)

“Exhibit”	an exhibit to this opinion letter

“Existing Notes”	has the meaning as defined on the first page of this legal opinion

“Extract”	the certified extract from the Commercial Registers, relating to the Company dated November 2, 2004

“Minutes”

the document or documents containing

the resolutions of the managing board of

the Company, dated October 21, 2004

and the resolutions made at the

extraordinary general meeting of

shareholders (buitengewone  algemen

vergadering van aandeelhouders) of the

Company dated October 21, 2004

“NCC”	the Netherlands Civil Code

“the Netherlands”	the Kingdom of the Netherlands, excluding Aruba and the Netherlands Antilles

“Netherlands Law”

the laws with general applicability of the

Netherlands, and, in so far as they are

directly applicable in the Netherlands, of

the European Community, as they stand at

today’s date and as they are presently

interpreted under published authoritative

case law of the Netherlands courts, the

European Court of First Instance and the

European Court of Justice, as the case

may be

“Power of Attorney”	the power of attorney granted by the Company to the Attorney in respect of the entering into, among other things, the Senior Indentures dated October 21, 2004 as included in the Minutes

“Prospectus”	the final proxy statement/prospectus on the Form S-4 relating to the Exchange Notes as filed with the Securities and Exchange Commission on or about March 17, 2005

“Senior Floating Rate Notes”	has the meaning as used in the Prospectus

“Senior Indentures”	the Senior Indenture and Senior Subordinated Indenture between the Company and U.S. Bank National Association dated November 2, 2004

“Senior Subordinated Notes”	has the meaning as used in the Prospectus

“Signing Date”	the date of execution and delivery of the Senior Indentures

EXHIBIT B

LIST OF CORPORATE

DOCUMENTS

1.                                       a fax copy of the Deed of Incorporation;

2.                                       a fax copy of the Articles of Association;

3.                                       a fax copy of the Current Articles of Association;

4.                                       a fax copy of the Minutes (including the Power of Attorney);

5.                                       a copy of the Extract; and

6.                                       a copy of the Current Extract.